Exhibit 10.116

Letter of Indemnification
Dated 14 July 2011
Reynolds Group Holdings Limited
for the benefit and in favour of
the Indemnitees defined in this Letter of Indemnification
(Hong Kong)

THIS LETTER OF INDEMNIFICATION is made on 14 July 2011
BY:
Reynolds Group Holdings Limited, a company registered in New Zealand whose registered office is at c/o Bell Gully (GJM), Level 22, Vero Centre, 48 Shortland Street, Auckland, New Zealand (“RGHL”);
IN FAVOUR AND FOR THE BENEFIT OF:
Each Indemnitee (as defined below).
BACKGROUND
A.	As part of the Reynolds group of companies (the “Reynolds Group”), the Hong Kong Obligor (as defined below) is a guarantor and/or a security provider (as relevant) in respect of the Reynolds Group’s existing financing arrangements (the “Existing Financing Arrangements”).

B.	It is currently intended that RGHL will indirectly acquire Graham Packaging Company Inc. (“GPC”) through the merger of an indirect wholly owned subsidiary of RGHL with and into GPC, with GPC surviving such merger and becoming an indirect wholly owned subsidiary of RGHL (the “Acquisition”).

C.	In order to fund the Acquisition and the associated costs and transactions required to effect the Acquisition, certain members of the Reynolds Group intend to incur additional indebtedness; in connection with this additional indebtedness, the Existing Financing Arrangements may be supplemented and/or amended (collectively, the “Financing Transactions”).

In addition, the Hong Kong Obligor may be required to take certain steps as may be necessary or desirable to effect corporate restructuring(s) and other steps necessary or desirable to implement the Acquisition and may also participate in and take steps in connection with the acquisition of certain of the GPC entities, and associated steps to fund such acquisitions, by members of the Reynolds Group upon or following closing of the Acquisition, including, without limitation, by way of entry into any acquisition agreement(s), loan agreements, capital increases and/or any other related and necessary documents (the “Acquisition and Structuring Transactions”).

Furthermore, the Hong Kong Obligor may be required to take certain steps as may be necessary or desirable to effect other acquisitions, dispositions, financings, refinancings or corporate restructurings in connection with any future acquisition, disposition, financing, corporate restructuring or any other transaction entered into by members of the Reynolds Group, including, without limitation, by way of entry into any acquisition agreement, indenture, credit or other financing agreement, intercreditor agreement, guarantee, security document, purchase agreement, registration rights agreement or any other document, or any joinder to, or amendment or affirmation of, such document (each such transaction, a “Prospective Transaction”, and collectively, the “Prospective Transactions”).
(The Financing Transactions together with the Acquisition and Structuring Transactions and the Prospective Transactions are, collectively, the “Transactions”, and the documents relating to the Transactions, are collectively, the “Transaction Documents”.)

D.	RGHL has agreed to provide an indemnity to the Indemnitees (as defined below) in respect of the Transactions, as further described below.
It is the intention of RGHL that this document be executed as a Letter of Indemnification in favour and for the benefit of each Indemnitee.
THIS LETTER OF INDEMNIFICATION WITNESSES as follows:
1.	Definitions

“Hong Kong Obligor” means SIG Combibloc Limited, a company formed under the laws of Hong Kong.

“Indemnitee” means each person listed in the Schedule to this Letter of Indemnification and, after the date of this Letter of Indemnification, any person serving as or elected to or appointed to serve as a director of the Hong Kong Obligor.

2.	Indemnification

Subject to an Indemnitee complying with the procedures of clause 4 below, RGHL shall indemnify each Indemnitee against all legal expenses, losses, liabilities, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges in connection therewith) incurred by an Indemnitee or on an Indemnitee’s behalf in connection with any proceeding resulting from or relating to decisions the Indemnitee made or any actions the Indemnitee took on behalf of the Hong Kong Obligor in his or her capacity as a director of that company in connection with any Transactions or the approval or execution of any Transaction Document or associated corporate authorization or resolutions or documents in relation to the Transactions.

3.	Limitations on Indemnification

Notwithstanding any other provision of this Letter of Indemnification, an Indemnitee shall not be entitled to indemnification under this Letter of Indemnification:
(a)	to the extent that such indemnification is not permitted by applicable laws;

(b)	to the extent that payment is actually made, or for which payment may be immediately claimed, to or on behalf of the relevant Indemnitee under an insurance policy, unless the Indemnitee assigns to RGHL any related payments claims under such insurance policy; or

(c)	to the extent that payment has or will be made to the relevant lndemnitee by the Hong Kong Obligor or any affiliate of RGHL otherwise than pursuant to this Letter of Indemnification.
4.	Indemnification Procedure

4.1	To qualify for indemnification under this Letter of Indemnification, each Indemnitee shall give RGHL notice in writing (including bye-mail or telefax) as soon as practicable of any proceeding in relation to that Indenmitee for which indemnification will or could be sought under this Letter of Indemnification.

4.2	To obtain indemnification payments or advances under this Letter of Indemnification, an Indemnitee shall submit to RGHL a written request therefore, together with such invoices or other supporting information as may be reasonably requested by RGHL and reasonably available to the relevant Indemnitee.

4.3	Subject to clauses 4.2 and 4.4, RGHL shall make such indemnification payment within 10 business days of receipt of such invoices and supporting information.

4.4	Each Indemnitee shall be obliged as soon as practicable to claim his rights under any applicable insurance policy and shall assign to RGHL any related payments claims under such insurance policy. However, this clause 4.4 does not affect the Indemnitee’s right to indemnification under clause 2 above.

4.5	For the avoidance of doubt, an Indemnitee shall not forego any rights to indemnification under this Letter of Indemnification where he fails to give notice within the period specified in clause 4.1 (“as soon as practicable”) of this clause 4.

5.	Severability

If any provision or provisions of this Letter of Indemnification shall be held to be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions of this Letter of Indemnification shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law.

6.	Governing law and jurisdiction

This Letter of Indemnification shall be governed by and its provisions construed in accordance with Swiss law. All the parties to this Letter of Indemnification irrevocably agree that the courts of Zurich are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter of Indemnification (including any dispute regarding the existence, validity or termination of this Letter of Indemnification).
7.	Amendments

No amendment or modification of this Letter of Indenmification shall be effective unless it is approved in writing by each Indemnitee having the benefit of this Letter of Indemnification.

8.	Continuation of Agreement

This Letter of Indenmification shall remain in effect in favor and for the benefit of each Indemnitee with respect to any action or failure to act of such Indemnitee during the term of service of such Indemnitee as a director of the Hong Kong Obligor, whether or not the term of service of such Indemnitee has concluded.

IN WITNESS of which this Letter of Indemnification has been executed and has been delivered on the date stated at the beginning of this Letter of Indemnification for the benefit and in favour of each Indemnitee.

Reynolds Group Holdings Limited
/s/ Gregory Alan Cole
Name:	Gregory Alan Cole

/s/ FRamsay
Signature of witness

SECRETARY
Occupation

AUCKLAND
City of Residence

Schedule
List of Indemnitees
•	Marco Haussener

•	André Rosenstock

•	Karl Joseph Eagle